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                                                                     EXHIBIT 5.1
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        [LETTERHEAD OF COOPERMAN LEVITT WINIKOFF LESTER & NEWMAN, P.C.]



                                         September 25, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Ladies and Gentlemen:

     We have been requested by Coaxial LLC, a Delaware limited liability company, Coaxial Financing Corp., a Delaware corporation (collectively, the "Issuers"), and Insight Communications of Central Ohio, LLC, a Delaware limited liability company (the "Guarantor"), to furnish our opinion in connection with the registration statement (the "Registration Statement") on Form S-4, filed concurrently herewith, with respect to the registration of $55,869,000 aggregate principal amount at maturity of 12 7/8% Senior Discount Notes due 2008 of the Issuers (the "Exchange Notes") to be offered in exchange for outstanding 12 7/8% Senior Discount Notes due 2008 (the "Original Notes"), which Exchange Notes will be guaranteed (the "Guarantees") by the Guarantor. The Exchange Notes and the Guarantees will be issued under an indenture relating to the Original Notes and the Exchange Notes (the "Indenture") among the Issuers, the Guarantor and Bank of Montreal Trust Company, as Trustee.

     We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that when the Registration Statement has become effective under the Securities Act of 1933, as amended, the Exchange Notes have been duly executed and authenticated in accordance with the Indenture, the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, the Original Notes have been validly tendered to the Company and the Exchange Notes have been delivered in exchange therefor, the Exchange Notes and the Guarantees will be validly issued and binding obligations
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of the Issuers and the Guarantor, subject in each case to the effect of (i)
bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and (ii) the application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

     We express no opinion as to the applicability (and, if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the conclusions expressed above.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the Federal laws of the United States of America, and the Limited Liability Company Act of the State of Delaware.

     The opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purposes or relied upon or furnished to any other person without our prior written consent.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.


                              Very truly yours,

                              COOPERMAN LEVITT WINIKOFF
                                LESTER & NEWMAN, P.C.


                              By: /s/ Elliot Brecher
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